Exhibit 99.1

Vaxart Announces Share Purchase Agreement for up to $25 Million with Lincoln Park Capital

SOUTH SAN FRANCISCO, Calif., April 17, 2026 -- Vaxart, Inc. (OTCQX: VXRT) (“Vaxart” or the “Company”), a clinical-stage biotechnology company developing a range of oral vaccines based on its proprietary delivery platform, today announced that it has entered into a share purchase agreement (SPA) with Lincoln Park Capital Fund.

Under the terms of the agreement, Vaxart has the right, in its sole discretion, to sell to Lincoln Park up to $25 million worth of common stock over a 24-month period in amounts as described in the agreement. Vaxart maintains full control over the timing and amount of any sales, Lincoln Park is obligated to purchase the stock at prices based on the prevailing market price at the time of each sale, and importantly, there are no upper limits on the price Lincoln Park may pay to purchase Vaxart common stock. This agreement contains no warrants, rights of first refusal or participation rights regarding future financings by the Company and Lincoln Park has also agreed not to cause or engage in any direct or indirect short selling or hedging of the Company’s common stock.

"This agreement with Lincoln Park Capital provides flexible and efficient access to capital as we continue to pursue strategic partnerships, grants and other funding options to advance our oral vaccine programs,” said Jeroen Grasman, Chief Financial Officer of Vaxart. “This facility allows us the sole discretion to strengthen our balance sheet on an as-needed basis as we continue to execute on our clinical milestones while remaining focused on driving long-term value for our shareholders."

The issuance of the shares of common stock to Lincoln Park Capital Fund is being made pursuant to exemptions from the registration requirements of the federal and state securities laws. Pursuant to the SPA, before selling any shares under the SPA, a registration statement registering shares to be sold to Lincoln Park must be declared effective by the SEC and certain other conditions must be satisfied as more fully described in the 8-K filed today with the SEC. We issued shares of our common stock to Lincoln Park as consideration for entering into the SPA.

The information in this press release is summary information only and should be read in conjunction with Vaxart’s Current Report on Form 8-K, which Vaxart filed with the SEC concurrently with this press release. A copy of Vaxart’s Current Report on Form 8-K can be found on Vaxart’s website at www.vaxart.com and the SEC’s website at www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Vaxart
Vaxart is a clinical-stage biotechnology company developing a range of oral recombinant vaccines based on its proprietary delivery platform. Vaxart vaccines are designed to be administered using pills that can be stored and shipped without refrigeration and eliminate the risk of needle-stick injury. Vaxart believes that its proprietary pill vaccine delivery platform is suitable to deliver recombinant vaccines, positioning the company to develop oral versions of currently marketed vaccines and to design recombinant vaccines for new indications. Vaxart’s development programs currently include pill vaccines designed to protect against coronavirus, norovirus and influenza, as well as a therapeutic vaccine for human papillomavirus (HPV), Vaxart’s first immune-oncology indication. Vaxart has filed broad domestic and international patent applications covering its proprietary technology and creations for oral vaccination using adenovirus and TLR3 agonists.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding Vaxart's strategy, prospects, plans and objectives, results from preclinical and clinical trials and the timing of such results, commercialization agreements and licenses, and beliefs and expectations of management are forward-looking statements. These forward-looking statements may be accompanied by such words as "should," "believe," "could," "potential," "will," "expected," “anticipate,” "plan," and other words and terms of similar meaning. Examples of such statements include, but are not limited to, statements relating to Vaxart’s ability to raise capital pursuant to the share purchase agreement with Lincoln Park Capital Fund, Vaxart's ability to develop and commercialize its product candidates; Vaxart's expectations regarding clinical results and trial data, and the timing of receiving and reporting such clinical results and trial data; Vaxart’s expected timing for future clinical trials; and Vaxart's expectations with respect to the effectiveness of its product candidates. Vaxart may not actually achieve the plans, carry out the intentions, or meet the expectations or projections disclosed in the forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations, and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Vaxart makes, including uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement, and/or completion dates for clinical trials, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from the clinical studies; decisions by regulatory authorities impacting labeling, manufacturing processes, and safety that could affect the availability or commercial potential of any product candidate, including the possibility that Vaxart's product candidates may not be approved by the FDA or non-U.S. regulatory authorities; that a Vaxart collaborator may not attain development and commercial milestones; that Vaxart or its partners may experience manufacturing issues and delays due to events within, or outside of, Vaxart's or its partners' control; difficulties in production, particularly in scaling up initial production, including difficulties with production costs and yields, quality control, including stability of the product candidate and quality assurance testing, shortages of qualified personnel or key raw materials, and compliance with strictly enforced federal, state, and foreign regulations; Vaxart's ability to obtain sufficient capital to fund its operations on terms acceptable to Vaxart, if at all; the impact of government healthcare proposals and policies; competitive factors; and other risks described in the "Risk Factors" sections of Vaxart's Quarterly and Annual Reports filed with the SEC. Vaxart does not assume any obligation to update any forward-looking statements, except as required by law.

Contact
Vaxart Media and Investor Relations:
FINN Partners
IR@vaxart.com